SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 30, 2000

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing that effective January 1, 2001, Thomas E. Wilson, current president and chief operating officer, will succeed Stephen N. Joffe as chief executive officer of the company.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated November 30, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: November 30, 2000	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts	Investor Relations Contacts	Media Contact
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.	The Dilenschneider Group
Stephen N. Joffe, Chairman & CEO	Bruce Voss (Bruce@lhai.com)	Joel Pomerantz
Alan Buckey, CFO	Zachary Bryant (Zachary@lhai.com)	(212) 922-0900
(513) 792-9292	(310) 575-4848
www.lca-vision.com	www.lhai.com
www.lasikplus.com

FOR IMMEDIATE RELEASE

LCA-VISION ANNOUNCES NEW SENIOR MANAGEMENT STRUCTURE

Wilson to Become CEO, Dzialo Named President and COO

CINCINNATI (November 30, 2000) - The board of directors of LCA-Vision Inc. (Nasdaq: LCAV) (Easdaq: LCAV), a leading provider of laser vision correction services across the U.S., today announced the approval of a management succession plan proposed by Stephen N. Joffe, the company's founder, chairman and chief executive officer. Effective January 1, 2001, Thomas E. Wilson, 61, current president and chief operating officer, will succeed Mr. Joffe as chief executive officer of the company. Mr. Joffe, LCA-Vision's largest shareholder, will remain active in the business as chairman of the company's board of directors.

The succession plan also calls for two additional executive promotions. Joseph B. Dzialo, 46, currently executive vice president, will assume the position of president and chief operating officer; and Alan H. Buckey, 42, currently chief financial officer, will add the title of executive vice president. Both promotions are also effective January 1, 2001.

"Over the past few years, I have worked to assemble a strong, seasoned and aggressive senior management team in order to ensure a smooth transfer in leadership of the company as we entered the new millennium," commented Mr. Joffe.

"Under Tom Wilson's experienced guidance, our LasikPlus centers have become the value-priced leader in laser vision correction in the fast growing, targeted markets we serve. As we continue to grow in number of centers and in procedure volume, this is the ideal team to achieve sustainable profitability for the company and to build extraordinary value for our shareholders."

Mr. Wilson commented, "Steve Joffe is a pioneer of the U.S. laser vision correction industry who not only guided LCA-Vision's early growth, but led many of the advances that the entire sector has made over the past five years. The company's new management group values his contribution and ongoing involvement and looks forward to building on the foundation he created."

Thomas Wilson joined LCA-Vision in June 1998 as chief operating officer, and was promoted to president seven months later. He quickly introduced a broad range of cost cutting measures, tightened operational oversight at the company's centers and spearheaded the stepped-up expansion of value-priced LasikPlus facilities.

Mr. Wilson spent most of his business career with General Electric's Aircraft Engines Division in Evendale, Ohio, holding a variety of senior management posts. Immediately prior to joining LCA-Vision, he served as senior vice president for manufacturing with Pease Industries of Fairfield, Ohio.

Mr. Dzialo joined LCA-Vision in September 1999 in the newly created position of executive vice president, and played a central role in the expansion of LasikPlus locations around the country. He had previously been president of the $200 million wholesale division of Easy Spirit Footwear, part of the publicly traded Nine West Group. Before that, he held several senior positions with the U.S. Shoe Corporation and Lenscrafters. Prior to joining Lenscrafters, Mr. Dzialo spent 12 years with The Proctor & Gamble Company in various executive capacities.

Alan Buckey joined LCA-Vision as chief financial officer in March of this year, also from Pease Industries, Inc., a $70 million manufacturing company where he had been vice president, finance since 1991. At Pease, his responsibilities ranged from finance and accounting to information systems and human resources.

LCA-Vision currently owns and operates 33 LasikPlus value-priced laser vision correction facilities in the U.S., as well as two centers in Canada and one in Europe. In addition, LCA-Vision has licensed its business model to Japan's Rei Corporation, which to date has opened one LasikPlus center in Tokyo.

LCA-Vision also manages the National LASIK Network provider group for individuals covered by Cole Managed Vision, a leading provider of vision care benefits. Cole Managed Vision, a unit of Cole National Corporation (NYSE: CNJ), develops, markets and administers group vision benefit programs for employers, health plans, trust funds and associations nationwide covering more than 50 million lives. Cole National, including its Pearle franchisees, has more than 2,000 optical locations in the United States, Canada, Puerto Rico and the Virgin Islands.

For additional information, please visit the Company's Web sites at www.lca-vision.com and www.lasikplus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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